UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 26, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 26, 2006, PPL Corporation (the “Company”) appointed William H. Spence as Executive Vice President and Chief Operating Officer. Mr. Spence will report to James H. Miller, the Company’s current President. Prior to Mr. Spence’s appointment, Mr. Miller was the Company’s President and Chief Operating Officer. Mr. Miller will continue to serve as the Company’s President and will become Chairman, President and Chief Executive Officer upon the previously-announced retirement of William F. Hecht, the Company’s current Chairman and Chief Executive Officer, later this year.

Prior to joining the Company, Mr. Spence, 49, served as Senior Vice President of Pepco Holdings, Inc. (“Pepco Holdings”) in Washington, DC since August 2002. He also served as President and Chief Operating Officer of Conectiv Energy Holding Company, an indirect wholly owned wholesale electricity supply subsidiary of Pepco Holdings, since August 2002. Since May 2006, Mr. Spence also served as President and Chief Executive Officer of Pepco Energy Services, Inc., a wholly owned subsidiary of Pepco Holdings that provides retail energy products and services in deregulated markets. From September 2000 to August 2002, Mr. Spence served as Senior Vice President of Conectiv, which is now a wholly owned subsidiary of Pepco Holdings and a holding company for certain of Pepco Holdings’ electricity transmission and distribution businesses.

Under the terms of his employment arrangement with the Company, Mr. Spence will receive a first-year annualized base salary of $525,000, and a sign-on bonus with a value of $500,000, consisting of $200,000 in cash and $300,000 in the form of restricted stock units subject to a three-year restriction period. If he voluntarily leaves the Company prior to completion of one full year of service, he would be required to return the cash sign-on bonus to the Company and would forfeit the restricted stock unit portion of his sign-on bonus. If his employment with the Company is terminated for reasons other than “for cause” during the restriction period for these restricted stock units, the restrictions will lapse. As an elected officer, Mr. Spence also will be eligible for various annual incentives, including annual cash incentive awards and equity incentive awards in the form of restricted stock units and stock options under the Company’s Incentive Compensation Plan. The value of these incentives for 2006 includes:  (i) a target cash incentive of 75% of his annualized base salary based on the Company’s achievement of specific financial and operational measures; (ii) a target restricted stock unit incentive of 120% of his annualized base salary for performance achievement based on three-year financial and operational goals and specific strategic goals; and (iii) stock options valued at 120% of his annualized base salary. His future base salary and his equity incentive awards will be determined and awarded annually by the Compensation and Corporate Governance Committee of the Company’s Board of Directors. Mr. Spence also will be eligible to participate in the PPL Supplemental Executive Retirement Plan (the “SERP”) and other compensation and benefits programs that are available to the Company’s elected officers generally. Mr. Spence will be credited with one year of additional service for each year of completed service with the Company for purposes of determining his benefits under the SERP upon his retirement.

If Mr. Spence’s employment is terminated within one year of his appointment for any reason other than due to a “change in control,” and provided it is not “for cause,” the Company will pay him a severance payment equal to two years base salary. If his employment is terminated for reasons other than “for cause” after his first year of employment, he will continue to receive his base salary for a period of 24 months or until he secures alternative employment, whichever occurs first, subject to certain conditions.

The Company also has entered into an agreement with Mr. Spence that provides him benefits upon certain terminations of employment following a “change in control” of the Company (as such term is defined in the agreement). Specifically, the benefits would be payable if, after a “change in control,” Mr. Spence’s employment with the Company is terminated involuntarily, but not “for cause,” or he voluntarily terminates his employment with the Company for “good reason” (as such terms are defined in the agreement). The benefits include a lump sum payment equal to three times the sum of Mr. Spence’s annual base salary plus cash bonus, a gross-up payment for any excise tax imposed under the Internal Revenue Code, and three additional years of service under the SERP. This agreement would also extend Mr. Spence’s group life, disability, accident and health insurance coverage for a three-year period following the termination of his employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul Farr Paul Farr Senior Vice President-Financial

Dated:  June 26, 2006